Exhibit (h)(8)(ii)
AMENDED AND RESTATED EXHIBIT B
     THIS AMENDED AND RESTATED EXHIBIT B, effective as of February 1, 2010, is Exhibit B to that certain Compliance Support Services Agreement dated as of April 23, 2007, as amended, between the BB&T Variable Insurance Funds (the “Trust”) and PNC Global Investment Servicing (U.S.) Inc. (“PNC”) (the “Agreement”). This Exhibit B shall supersede all previous forms of Exhibit B to the Agreement.
FUNDS
Each series of the Trust existing as of the date of this Exhibit.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By: Name:	/s/ Jay F. Nusblatt Jay F. Nusblatt
Title:	Senior Vice President
Accepted:
BB&T VARIABLE INSURANCE FUNDS

By: Name:	/s/ Todd M. Miller Todd M. Miller
Title:	Vice President BB&T Variable Insurance Funds